Exhibit 10.20

Private & Confidential

Date: Sep. 28, 1993

Sara Liu

Dear Mrs. Sara Liu:

This offer of employment is basis for Treasurer & Operation position. Your job will include, but is not limited to, managing all phases accounting, analyzing G/L accts, consolidating financial statements, preparing budgets, coordinating audits and all job related to accounting and financing, managing all phases operation of purchasing, shipping, H/R, office administration. The position can be changed according to the company’s requirement at anytime. You will report to Charles Liang.

We are pleased to offer you employment at beginning annual salary of $24,000.00 per year plus employee benefits. Your stock option is 160K at $0.15 per share.

The salient terms and conditions governing your employment and service with the company are as follows:

1. COMMENCEMENT OF EMPLOYMENT

Your employment with company will begin on Oct.26, 1993 or earlier.

2 TRIAL PERIOD

You will be place on trial for a period of three months from the date of your commencement of employment. This trial period provides an opportunity for you as a new employee to evaluate your work situation and, in turn, provides the management an opportunity to judge your performance and suitability for continued employment. This trial period does not represent a guarantee or contract for employment for ninety days or any other period of time.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

Without the prior consent of the company or except as authorized or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions or affairs of the company which may come to your knowledge during your employment with the company and you shall keep with complete secret all confidential information and matters entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the company or its business or may be likely so to do.

/s/ Sara Liu
Offer of employment/ Sara Liu	1/2

This restriction shall continue to apply after your cessation of employment without limit in point of time but shall cease to apply to information or knowledge which may come into public domain. Upon cessation of your employment with the company, you shall turn over to the company, all documents, data or other requisites, confidential or otherwise, obtained or made by you during the course of your employment with the company, pertaining to the business or the company.

4. CONFLICT OF INTEREST

Without the prior written consent of the company, you shall not indulge, engage or interest yourself either directly or indirectly, whether for reward or gratuitously in any work or business other than in the course of the performance of your duties to the company.

5. BASIS OF EMPLOYMENT

Although it is our objective to maintain a stable workforce and to provide job security to all employees who met the company’s standards of performance, the company does not make contracts of permanent employment. Instead, the company maintains a policy of employment-at-will, which means that both the company and the employee remain free to terminate the working relationship without cause at any time. But employee must to notify the company 1 weeks prior to his/her resignation.

6. OTHER TERMS AND CONDITIONS

Your employment is also subject to your compliance with any conditions of employment and service governed by the company’s policies and practices or amendments thereto as appropriate from time to time. Please refer to the company’s Personnel Department should you require further clarification on such policies and practices.

7. EMPLOYEE BENEFITS

The employee is provided with health, dental, and vision insurance. This insurance begins after thirty (30) days of employment and begins only the first on the month. Additional coverage for employee’s family members is paid by the employee. In addition, and depending on the company’s quarterly profits, quarterly bonuses may be provided to all current employees.

Your employment is also subject to your compliance with any conditions of employment and service or the company’s rules, regulations and practices, either written, expressed or implied, for the time being in force. You will be required to carry out such related duties and job functions as instructed from time to time by the company or persons acting on behalf of the company.

We take this opportunity to welcome you the Super Micro Computer Inc. and trust that your association with us will be mutually beneficial and long-lasting.

This offer of employment is fully understood this letter and accepted by Sara Liu	SUPER MICRO COMPUTER INC.

/s/ Sara Liu Signature	/s/ Charles Liang Charles Liang